Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Reports Results for Fourth Quarter and Fiscal Year 2009

•	Record quarterly revenue of $26.3 million up 24% from prior year; net income of $1.8 million or $0.13 per diluted share

•	Quarterly fiber optic gyro revenues totaled $9.3 million

MIDDLETOWN, RI – February 9, 2010 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter ended December 31, 2009. Revenue for the fourth quarter of 2009 was $26.3 million, up 24% from the quarter ended December 31, 2008. Net income for the period was $1.8 million, or $0.13 per diluted share. During the same period last year the company reported net income of $0.3 million or $0.02 per diluted share.

For the year ended December 31, 2009, revenue was $89.1 million, up 8% compared to $82.4 million for the year ended December 31, 2008. KVH reported a net loss of $0.1 million or $0.01 per share for 2009. During the same period last year, the company reported net income of $3.1 million or $0.21 per diluted share.

“We are very pleased with our strong finish to what has been a challenging year for most companies. Our market and product diversity enabled us to grow the top line for the company in 2009 and we believe we have positioned the company appropriately to be successful as the economy improves,” said Martin Kits van Heyningen, KVH’s chief executive officer. “I believe that our strategic initiatives, including the rollout of our global maritime broadband network and the expansion of our fiber optic gyro (FOG) business, proved themselves over the course of the year, and resulted in four consecutive quarters of record FOG sales and the highest overall quarterly revenue in the company’s history. These initiatives are now major contributors to our growth and I am confident that they will help KVH thrive in the coming year.”

KVH’s defense-related guidance and stabilization revenue from the company’s fiber optic gyro solutions, TACNAV® military navigation systems, and related services was approximately $12.3 million in the fourth quarter of 2009, up 21% on a year-over-year basis. “Thanks to a 104% increase in sales, our fiber optic gyro business was the primary contributor to the fourth quarter’s strong year-over-year growth compared to the same period last year. Our fourth quarter fiber optic gyro sales actually exceeded our total FOG sales for all of 2008. We also continued to win new business, including a $6.4 million order from Raytheon for our TG-6000 inertial measurement unit as well as a new $10.2 million order for FOGs to be used in remote weapon stations,” said Mr. Kits van Heyningen.

In the fourth quarter of 2009, mobile communications revenue from marine, land, and aeronautical products and services was $14.0 million, up 26% on a year-over-year basis. Mr. Kits van Heyningen commented, “The economic challenges remain in our mobile satellite communications business, especially in our leisure satellite TV markets. However, our aeronautical satellite TV shipments and strong contributions from mini-VSAT Broadband airtime subscriptions offset the declines in other areas during the fourth quarter. It’s worth noting that our VSAT business has developed to the point where recurring airtime service revenues exceed the quarterly level of product hardware sales. In fact, fourth quarter revenue from mini-VSAT airtime services grew more than $1.2 million compared to the same quarter in 2008. Other services, including Inmarsat airtime, non-recurring engineering, and repair services all declined on a year-over-year basis.

“During the fourth quarter, we also made significant progress in the rollout and acceptance of our satellite communications network, including preparations for the recent activation of the mini-VSAT Broadband service in Africa, the deployment of the TracPhone V7 on two classes of U.S. Coast Guard cutters, and the receipt of our permanent license authority from the Federal Communications Commission. When completed, the mini-VSAT Broadband network will circle the globe, providing the only seamless multi-megabit global network for ships and planes,” concluded Mr. Kits van Heyningen.

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “We are pleased with our performance in the fourth quarter and the year as a whole, especially in light of the economic challenges. We continue to enjoy the benefits of a diverse revenue model with an almost even split between mobile satellite and guidance and stabilization sales. The strong sales of the relatively higher margin guidance and stabilization products helped us meet our target on the top line while they, along with some tax credits, contributed to our better-than-anticipated bottom line results. The balance sheet remained strong and we were able to maintain our strong cash, cash equivalents, and marketable securities position while continuing the steady pace of investments for our strategic growth initiatives.

“While we do have slightly better visibility in some areas and industry observers see some scattered signs of recovery in the leisure markets, we are still cautious with regard to our expectations for 2010. In the first quarter, we expect revenues to grow by 40% or more compared to the first quarter last year, to roughly $26 million. Bottom line results are expected to be in the range of $0.03 to $0.07 per share, reflecting continued investments as we enter the final phase of building out the global VSAT network infrastructure.

“Given the continuing state of economic uncertainty, we do not think it would be prudent to provide specific full year financial guidance at this time. However, we do believe that we are positioned well to take advantage of any strengthening of the economy. We expect 2010 to be a year of strong top line growth and progressively improving bottom line performance within the context of normal leisure market seasonality. We believe that our fiber optic gyro sales should show solid year-over-year growth but we do not expect a repeat of the more than 200% year-over-year growth experienced in 2009. We expect significant benefit in on-going sales and margin expansion following the anticipated completion of the mini-VSAT Broadband infrastructure in the second quarter. By the second half of the year we expect to be in a position to more fully leverage the mini-VSAT infrastructure on a global scale. One challenge that we will face is an unusual shipment schedule to LiveTV for aeronautical antennas. To support LiveTV’s planned realignment of its inventory with its installation schedule, we will ship systems to LiveTV during the first half of 2010, and then resume antenna shipments in the first quarter of 2011.”

Recent Operational Highlights:

•

In February 2010, KVH announced plans to open a new office in Singapore to support the sales opportunities in the Pacific-Asia region and the overall commercial market and also introduced a new dual-axis variant of its DSP-1500 fiber optic gyro, the world’s smallest precision FOG.

•	On January 19, 2010, KVH announced the activation of the mini-VSAT Broadband service in Africa.

•

During the fourth quarter, KVH announced that the U.S. Federal Communications Commission granted permanent “Earth Station onboard – Vessel” or ESV license authority for KVH’s mini-VSAT Broadband satellite communications service and that the U.S. Coast Guard was deploying the TracPhone V7 and mini-VSAT Broadband service on its 110-ft and 225-ft cutters.

•

During the fourth quarter, KVH received multiple FOG product orders, including a $6.4 million order for its TG-6000 inertial measurement units and a $10.2 million order for FOG to use in remote weapon stations.

•

On October 29, 2009, KVH unveiled its new TracVision HD7, the first compact marine satellite TV antenna capable of tracking three satellites simultaneously and offering access to DIRECTV HD service via two Ka-band satellites and one Ku-band satellite.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries (www.kvh.com) is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Tinley Park, IL, and Kokkedal, Denmark.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness, such as availability of consumer credit and increases in fuel prices, on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and related services to improve airtime gross margins; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for any expansion of the mini-VSAT Broadband network; risks associated with the delivery or performance of critical hardware; the need for qualification of products to customer or regulatory standards; delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7; the unpredictability of military budget priorities as well as the order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; potential reductions in our overall gross margins in the event of a shift in product mix; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; changes in interest rates; our dependence on third-party satellite networks for programming and satellite services; delays in delivery arising from supplier production constraints; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; expenses associated with corporate governance requirements; and changes in our equity compensation practices, including the impact of fluctuations in our stock price. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2009. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Sales:
Product	$22,878	$17,207	$75,191	$69,941
Service	3,408	4,009	13,869	12,463

Net sales	26,286	21,216	89,060	82,404

Costs and expenses:
Costs of product sales	13,413	10,798	46,553	42,552
Costs of service sales	2,776	2,238	10,198	6,130
Research and development	2,540	1,851	8,805	7,655
Sales, marketing and support	3,945	4,331	16,316	16,162
General and administrative	2,110	1,755	7,832	7,035

Total costs and expense	24,784	20,973	89,704	79,534

Income (loss) from operations	1,502	243	(644)	2,870

Interest income	79	183	358	1,220
Interest expense	26	35	88	153
Other income (expense), net	1	5	(20)	(231)

Income (loss) before income tax expense	1,556	396	(394)	3,706
Income tax (benefit) expense	(291)	90	(261)	648

Net income (loss)	$1,847	$306	$(133)	$3,058

Net income (loss) per common share:
Basic and diluted	$0.13	$0.02	$(0.01)	$0.21

Weighted average number of common shares outstanding:
Basic	14,043	14,111	13,996	14,373

Diluted	14,578	14,115	13,996	14,377

-more-

KVH INDUSTRIES, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Cash, cash equivalents and marketable securities	$41,304	$42,660
Accounts receivable, net	15,803	13,960
Inventories	13,387	15,484
Other current assets	1,632	807

Total current assets	72,126	72,911

Property and equipment, net	15,777	13,286
Deferred income taxes	3,334	3,334
Other non-current assets	6,509	4,226

Total assets	$97,746	$93,757

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$10,358	$12,296
Deferred revenue	961	366
Current portion of long-term debt	117	2,026

Total current liabilities	11,436	14,688

Other long-term liabilities	902	—
Long-term debt, excluding current portion	3,808	—
Stockholders’ equity	81,600	79,069

Total liabilities and stockholders’ equity	$97,746	$93,757

####